IOWA-ILLINOIS GAS AND ELECTRIC COMPANY

      SUPPLEMENTAL RETIREMENT PLAN FOR DESIGNATED OFFICERS

                          October 1993


  I.   ESTABLISHMENT

       Iowa-Illinois Gas and Electric Company, an Illinois corporation, (the "Company") hereby amends and restates the Company's Supplemental Retirement Plan for Principal Officers as the Company's Supplemental Retirement Plan for Designated Officers (the "Plan"), effective as of July 1, 1993.

  II.  PURPOSE

       The purpose of the Plan is to enable the Company and its subsidiaries to attract, retain, and motivate persons of outstanding competence, and to provide appropriate supplemental retirement and survivor benefits to Designated Officers of the Company.

 III.  CONSTRUCTION

       Section 3.1.  Definitions.  Whenever used herein, the
       following terms shall have the respective meanings set forth below:

       (a)  "Board" means the Board of Directors of the Company.

       (b) "Cause" means a Participant's discharge from the employment of the Company because such Participant willfully engages in conduct, or lack thereof, that is demonstrably and materially injurious to the Company, its business reputation of financial structure, but shall not include a Qualifying Termination. Determination of "Cause" shall be made by the Committee in the exercise of good faith and reasonable judgement and approved by the Board.

       (c)  "Change in Control" means either:

            (i) Approval by the shareholders of the Company of a plan of merger, consolidation, or reorganization of the Company unless at least sixty percent (60%) of the members of the board of directors of the corporation resulting from such merger, consolidation, or reorganization were members of the Incumbent Board; or

            (ii) The occurrence of any other event that is
                 designated as being a "Change in Control" by a majority vote of the directors of the Incumbent
                 Board who are not also employees of the Company.

       (d)  "Change-in-Control Benefit" means:

            (i) For a Participant who has made an effective Transitional Election, a Normal Supplemental Retirement Benefit reduced at the rate of four percent (4%) for each full year that, on the effective date of a Qualifying Termination, the Participant's age is less than sixty-three (63) years; provided, however, that the Change-in-Control Benefit shall in all cases be no less than thirty percent (30%) of a Normal Supplemental Retirement Benefit;

            (ii) For all Participants that have not made an
                 effective Transitional Election (including all individuals who first become Participants following the Effective Date), a pro rata portion of a Normal Supplemental Retirement Benefit, based upon the ratio of: (a) the Participant's years of service (to the full day) as a Designated Officer or Principal Officer on the effective date of his or her Qualifying Termination to (b) the number of years (to the full day) from the day the Participant became a Designated Officer or Principal Officer to the day such Participant would have otherwise reached his or her Normal Retirement Date; provided, however, that the Change-In-Control Benefit shall in all cases be no less than thirty percent (30%) of a Normal Supplemental Retirement Benefit.

       (e) "Code" means the Internal Revenue code of 1986, as amended.

       (f) "Committee" means an Administrative Committee comprised of Company employees selected by the President of the Company and approved by the Board to administer the Plan pursuant to Article IV herein.

       (g) "Designated Officer" is an officer of the Company or its subsidiaries who has been authorized by the Board to participate in the Plan.

       (h) "Disability" means a Termination of Services resulting from a total and permanent disability of a Participant, within the meaning of Code Section 22(e)(3), as a result of a medically determinable physical or mental impairment which renders such Participant unable to engage in any substantial gainful employment, and which can be expected to be of indefinite duration. Such Disability shall be determined by the Committee in the exercise of good faith and reasonable judgment in reliance on competent medical advice from one or more qualified individuals selected by the Committee.

       (i) "Disability Benefit" means, for such Participant, the Normal Supplemental Retirement Benefit computed as though the Participant were age sixty-five (65), regardless of his or her actual age on the date of Termination of Services due to such Disability.

       (j)  "Early Retirement Supplemental Benefit" means:

            (i) For each Participant who has made an effective Transitional Election, a Normal Supplemental Retirement Benefit reduced at the rate of four percent (4%) for each full year that, on the effective date of Termination of Services, such Participant's age is less that sixty-five (65) years, with such rate of reduction extending down to age fifty-five (55). An Early Retirement Supplemental Benefit will not be available to any Participant whose Termination of Services occurs prior to attaining age five
                 (55) years;

            (ii) For a Participant who has not made an effective
                 Transitional Election (including all individuals that first became Participants following the Effective Date), a pro rata portion of a Normal Supplemental Retirement Benefit, based on the ratio of: (a) the Participant's years of service (to the full day) as a Designated Officer or Principal Officer on the effective day of the Termination of Services {but excluding all years of service as a Designated Officer or Principal Officer prior to the Participant reaching the age of forty-five to
                 (b) the number of years (to the full day) from the day the Participant became a Designated Officer or Principal Officer {but excluding all years of service as a Designated Officer or Principal Officer prior to the Participant reaching the age of forty-five (45)} to the day the Participant would have otherwise reached his or her Normal Retirement.

       (k) "Early Retirement" means, for each Participant, the Termination of Services of such Participant other than because of death, Disability, Cause, or Qualifying Termination, but prior to such Participant's Normal Retirement.

       (l) "Early Retirement Date" means the first day of the month next following the date of Early Retirement.

       (m)  "Effective Date" means April 26, 1991.

       (n)  "ERISA" means the Employee Retirement Income Security
            Act of 1974, as amended from time to time, or any successor thereto.

       (o) "Incumbent Board" means the members of the Board on April 26, 1991. For this purpose, an individual who becomes a member of the Board subsequent to April 26, 1991 and who has been nominated for election by the Company's shareholders by resolution adopted by a vote of at least two-thirds of the directors then comprising the Incumbent Board at a duly convened meeting thereof shall be deemed to be a member of the Incumbent Board.

       (p) "Normal Supplemental Retirement Benefit" means the annual benefit provided under the Plan upon a Termination of Services on or following a Participant's Normal Retirement Date, in the amount of sixty-five percent (65%) of such Participant's highest rate of annual Total Cash Compensation in effect at any time during the three (3) years immediately prior to such Termination of Services reduced by the sum of:

            (i) the annual benefits provided to such Participant under the Company's (tax qualified) Pension
                 Plan; and

            (ii) tax qualified and non tax-qualified pension type
                 retirement plan benefits payable to such Participant by other employers of such converting such benefits to an actuarially equivalent amount as provided in the Company's (tax qualified) Pension Plan, as determined by the Committee in the exercise of good faith and reasonable judgment.

       (q) "Normal Retirement" means, for each Participant, the Termination of Services of such Participant upon attaining age sixty-five (65) years.

       (r) "Normal Retirement Date" means the first day of the month next following the date of Normal Retirement.

       (s) "Participant" means an officer of the Company or its subsidiaries who has been approved by the Board, and any retired individual who has a vested accrued benefit under the Plan as specified in Article V.

       (t)  "Plan Year" means the calendar year beginning
            January 1 and ending December 31.

       (u)  "Principal Officer" means a member of the Chairman's
            Advisory Committee of the Company prior to July 1,
            1993.

       (v) "Qualifying Termination" means a Termination of Services of a Participant within twenty-four (24) full calendar months immediately after a Change in Control either: (i) involuntarily for any reason or
            (ii) voluntarily, provided that such Participant has furnished six (6) full months prior written notice of his or her intent to voluntarily terminate employment to the President of the corporation resulting from such Change in Control.

       (w) "Rabbi Trust" means a grantor trust, within the meaning of Sections 671-678 of the Code, established by the Company for the benefit of the Participants, both active and retired, and the Participants' desig-nated beneficiaries, as specified in Article VIII.

       (x) "Survivor's Benefit" means the benefit payable to a Participant's designated beneficiary or estate under the Plan as specified in section 6.5 in the event of such Participant's death. The annual amount of the Survivor's Benefit shall equal the annual amount of such Participant's Normal Retirement Benefit (determined as if such Participant were age sixty-five (65) and without regard to such Participant's actual age at the time of death or the age of his or her designated beneficiary.

       (y) "Termination of Services" means the severing of a Participant's employment with the Company for any reason.

       (z) "Total Cash Compensation" means the amount payable to a Participant by the Company as annual salary, without regard to deferrals.

       (aa) "Transitional Election" means a statement signed by a Principal Officer, who was a Participant immediately prior to the Effective Date, and delivered to the President of the Company prior to February 1, 1994 which expresses an irrevocable election by the Participant to be eligible for the benefits provided by the Plan (which, in most respects, provide benefits that are similar to those provided prior to the Plan's April 26, 1991 amendment and restatement). Designated Officers or Principal Officers who become Participants after the Effective Date shall not be allowed to make a Transitional Election.

       Section 3.2. Gender and Number. Except when otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and the singular shall include the plural.

       Section 3.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan; and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  IV.  ADMINISTRATION

       Section 4.1. The Committee. The Plan shall be administered within the guidelines contained in this
       Article IV by an Administrative Committee comprised of Company employees selected by the President of the Company and approved by the Board. The Committee may delegate the responsibility of performing ministerial acts to such administrative agents as it deems advisable or desirable to carry out the purpose of the Plan.

       Section 4.2. Authority of the Committee. Subject to ratification by the Board, the Committee shall have the power to construe and interpret the Plan and any agreement or instrument entered into hereunder; to prescribe, amend, or waive rules and regulations for the Plan's administration; and to make any other determination which may be necessary or advisable for the Plan's administration. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent reasonable to effect its purpose.

       The Company may elect to insure the lives of Participants; in such case, Participants must agree to undergo physical examinations and otherwise cooperate in obtaining such insurance as a condition precedent to participation in the Plan. Any such life insurance policies shall be owned by and be considered a general asset of the Company. Subject to Section 7.2, no Participant or beneficiary shall have any rights to or interest in or shall be entitled to any benefits under such policies.

       Section 4.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, as ratified by the Board, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its shareholders, employees, the Participants and their estates and designated beneficiaries.

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       The Board shall have the full power to amend or terminate
       the Plan at any time prior to the occurrence of a Change in Control, as further described in article VII herein.

   V.  ELIGIBILITY AND PARTICIPATION

       Section 5.1.  Participation.  Upon approval by the
       Board,Designated Officers shall automatically become
       Participants under the Plan. Retired individuals who have a vested accrued benefit under the Plan will also be considered to be Participants.

       Section 5.2. No Employment Guarantee. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as an employee of the Company for any period.

  VI.  BENEFITS

       Section 6.1. Benefits Upon Normal Retirement. Upon a Participant's Normal Retirement, the Company shall pay to such Participant, as compensation for services rendered prior to such date, the Normal Supplemental Retirement Benefit in equal monthly installments commencing on the Normal Retirement Date and continuing on the first day of each month thereafter during the lifetime of such Participant.

       Section 6.2. Benefits Upon Early Retirement. Upon a Participant's Early Retirement, the Company shall pay to the Participant, as compensation for services rendered prior to such date, an Early Retirement Supplemental Benefit in equal monthly installments commencing on the later of (i) the Participant's Early Retirement Date; or
       (ii) the first day of the month next following the date on which such Participant attains age fifty-five (55); and, in all cases, continuing on the first day of each month thereafter during the lifetime of such Participant.

       Section 6.3. Benefits Upon Disability. Upon a Participant's Termination of Services for Disability, the Company shall pay to the Participant, as compensation for services rendered prior to such date, a Disability Benefit in equal monthly installments commencing on the first day of the month next following the date of Termination of Services due to such Disability and continuing on the first day of each month thereafter during the lifetime of such Participant.

       Section 6.4. Benefits Upon a Qualifying Termination. After a Participant's Qualifying Termination, the Company shall pay to the Participant, as compensation for services rendered prior to such date, his or her Change-in-Control Benefit in equal monthly installments commencing on the later of: (i) the first day of the month next following the effective date of such Qualifying Termination; or (ii) the first day of the month next following the date that the Participant attains age fifty-five (55); and, in all cases, continuing on the first day of each month thereafter during the lifetime of such Participant.

       Section 6.5. Benefits Upon Death. Upon a Participant's death, the Company shall pay to such Participant's designated beneficiary or estate, as appropriate, the following Survivor's Benefit;

       (a) Death Prior to Commencement of Benefits. If a Participant dies prior to commencement of the payment of any benefit hereunder, the Company shall pay to such Participant's designated beneficiary or estate the Survivor's Benefit in one hundred eighty (180) equal monthly installments commencing on the first day of the month following such date of death and receipt of a death certificate by the Company, and continuing on the first day of each month thereafter until the one hundred eighty (180) payments have been made.

       (b) Death After Commencement of Benefits. If a Participant dies after commencement of the payment of any benefit hereunder, the Company shall pay to the Participant's surviving spouse two-thirds of the Survivor's Benefit commencing on the first day of the month following such date of death and receipt of a death certificate by the Company and continuing on the first day of each month thereafter for the remaining lifetime of the surviving spouse.

       (c)  Payment by the Company of the benefit in section 6.5
            (a) or (b) shall relieve the Company of the obligation to pay a Normal Supplemental Retirement Benefit, an Early Retirement Supplemental Benefit, a Disability Benefit, a Change-in-Control Benefit, or any other benefit which the Participant might have otherwise received under the Plan.

       (d) In the event a Participant dies, without a surviving spouse, after commencement of the payment of any benefits hereunder, all benefits hereunder shall cease to be paid as of the date of death, and the Company shall have no further obligation to the Participant (or the Participant's estate and/or beneficiaries) for purposes of this Plan.

       Section 6.6. Forfeiture Upon Termination for Cause. Upon a Participant's Termination of Services for Cause, such Participant shall immediately forfeit all rights and benefits provided under the Plan, and the Company shall have no further obligation to such Participant under the Plan.

       Section 6.7. General Payout Restrictions. No benefits shall be paid under this Plan prior to the actual
       Termination of Services of a Participant.

 VII.  INDIVIDUAL ACCOUNTS AND THE RABBI TRUST

       Section 7.1. Establishment of a Rabbi Trust. After the Effective Date, the Company shall establish a revocable Rabbi Trust for the benefit of the Participants, both active and retired. The Rabbi Trust shall have an independent trustee, selected by the Company, and, it shall contain restrictions on the Company's ability to amend or terminate any of the terms thereof after the Rabbi Trust shall become irrevocable as provided in
       Section 7.2.

       All assets held in the Rabbi Trust (while revocable or irrevocable) shall at all times be specifically subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the Rabbi Trust, along with a required procedure for notifying the Trustee of any such bankruptcy or insolvency.

       Section 7.2.  Causing the Trust to Become Irrevocable.
       The instrument establishing the Rabbi Trust shall provide that the Rabbi Trust shall be revocable until the occurrence of either of the following:

       (i)  A Change in Control; or

       (ii) A majority vote by the Incumbent Board to make the Rabbi Trust irrevocable.

       Section 7.3. Payment of Benefits from the Trust. The Company shall be primarily obligated to pay all benefits of Participants under the Plan, whether the Rabbi Trust is revocable or irrevocable at the time. In the event the Company fails to fulfill any such obligation hereunder in a timely manner, the Trustee shall be empowered, under the terms of the Rabbi Trust, to either cash in the related life insurance policies or to borrow against the policies, to the extent necessary to pay past due benefits directly from the Trust.

VIII.  BENEFICIARY DESIGNATION

       Section 8.1. Designation of Beneficiary. Each Participant shall be entitled to designate one or more beneficiaries by filing a signed, written notice of such designation with the Committee, in a form as the Committee may prescribe. A Participant may revoke or modify a beneficiary designation at any time by filing a new beneficiary designation form with the Committee.

       Section 8.2. Payment to a Participant's Estate. A Participant's beneficiary designation shall be deemed automatically revoked in the event all designated beneficiaries predecease such Participant or, if the sole beneficiary is such Participant's spouse, in the event of dissolution of marriage. In such event, or in the event a Participant does not designate a beneficiary, the benefits under Section 6.5(a) shall be paid to such Participant's estate.

  IX.  MISCELLANEOUS

       Section 9.1. Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide benefits to a "select group of management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA and, therefore, is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Committee may terminate the Plan for any or all Participants in order to achieve and maintain this intended result, provided that previously accrued benefits hereunder shall not be reduced or otherwise adversely affected without the written consent of all affected Participants.

       Section 9.2. Withholding. The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy Federal, state, and local tax withholding tax requirements, or to deduct from any or all payments made pursuant to the Plan amounts sufficient to satisfy such withholding tax requirements.

       Section 9.3.  Costs of the Plan.  All costs of
       implementing and administering the Plan shall be borne by the Company.

       Section 9.4. Nontransferability. Neither the Participants nor any designated beneficiary shall have the right to sell, assign, transfer, or otherwise convey the right to receive any payment hereunder; nor shall any such payment be subject to attachment, garnishment, levy, pledge, bankruptcy, or any other manner or kind of execution in connection with any claim against the Participants or any designated beneficiary thereof.

       Section 9.5. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the direct or indirect result of a merger, consolidation, or reorganization involving the Company or the purchase or other acquisition of all or substantially all of the business and/or assets of the Company.

       Section 9.6. Address of Participant or Beneficiary. Each Participant shall keep the Company apprised of his or her current address and that of any designated beneficiary during his or her participation in the Plan. Upon the death of a Participant, any beneficiaries entitled to receive benefit payment under the Plan shall keep the Company apprised of their current address until the entire amount to be distributed has been paid.

       Section 9.7. Applicable Law. To the extent not preempted by Federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Illinois.